Exhibit 4.1

AMENDMENT NO. 1 TO TAX BENEFITS PRESERVATION PLAN

This AMENDMENT NO.1 TO TAX BENEFITS PRESERVATION PLAN (this "Amendment") is dated as of September 26, 2017 (the "Effective Date") and amends that certain Tax Benefits Preservation Plan, dated as of September 14, 2014 (the "Rights Agreement"), by and between EMCORE Corporation, a New Jersey corporation (the "Company"), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (the "Rights Agent"). All capitalized terms used herein, but not defined, shall have the meaning given to such terms in the Rights Agreement.

RECITALS

WHEREAS, tn accordance with Section 27 of the Rights Agreement, prior to the Dtstribution Time, the Company may amend the Rights Agreement in any respect without the approval of any holders of Rights, and

WHEREAS, the Rights Agent is hereby directed to join in and execute this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereby agree as follows:

1.     Amendments of the Rights Agreement. The Rights Agreement is hereby amended as follows:

(a)     Section 7(a) of the Rights Agreement is hereby amended and restated m its entirety as follows:

"(a) Subject to Section 7(e) hereof; at any time after the Distribution Date the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section I I (a)(iii) and Section 23(a) hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one ten-thousandths of a share (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable at or prior to the earlier of (t) 5.00 P.M. New York City time, on October 3, 2018, or such later date as may be established by the Board prior to the expiration of the Rights (such date, as it may be extended by the Board, the "Final Expiration Date"), (ii) the time at which the Rights are redeemed or exchanged as provided in Section 23 hereof, (iii) the time at which the Rights may be exchanged as provided in Section 24 hereof, (iv) the close of business on the effective date of the repeal of Section 382 of the Code if the Board determines that this Agreement is no longer necessary or desirable for the preservation of the Tax Benefits, (v) the close of business on the first day of a taxable year of the Company to which the Board determines that no Tax I3cncfits may be carried forward, or (vi) immediately following the final adjournment of the 2018 meeting of the shareholders of the Company if shareholder approval of this Agreement has not been received prior to such time (the earliest being herein referred to as the "Expiration Date")."

2     Amendment of Exhibits. The exhibits to the Rights Agreement shall be deemed to be restated to reflect this Amendment, including all conforming changes.

3,     Other Amendment; Effect of Amendment. ThisAmendment will be deemed an amendment to the Rights Agreement and will become effective on the Effective Date. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.

4.     Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute one and the same instrument, it being understood that all parties need not sign the same counterpart. A signature to this Amendment transmitted electronically (including by fax and .pdf) will have the same authority, effect and enforceability as an original signature. No party hereto may raise the use of such electronic transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to a lack of authenticity.

5.     Severability If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment will remain in full force and effect and will in no way be affected, impaired or invalidated.

6.     Descriptive Headings. The descriptive headings of the several Sections of this Amendment are inserted for convenience only and will not control or aff'ect the meaning or construction of any of the provisions hereof.

7.    Further Assurances. Each of the parties to this Amendment will cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Rights Agreement and the transactions contemplated hereunder and thereunder.

8. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of New Jersey and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

EMCORE CORPORATION

By: /s/ Jikun Kim
Name: Jikun Kim
Title: CFO

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By: /s/ Paula Caroppoli
Name: Paula Caroppoli
Title: Senior Vice President, Director
Relationship Management